Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 1st day of May, 2008, by and between Roy W. Olivier (“Executive”) and ARI Network Services, Inc. (the “Company”).

RECITALS

The Company desires to continue to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.

As a result of Executive’s employment with the Company, Executive will have access to and be entrusted with valuable information about the Company’s business and customers, including trade secrets and confidential information.

The Parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Executive is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (collectively, “Parties” and individually, “Party”), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1

Position and Duties.  Executive is currently employed as Vice President (“VP”) of Global Sales and Marketing of the Company.  Upon the execution hereof, Executive shall assume the position of President and Chief Executive Officer (“CEO”) of the Company and shall be subject to the authority of, and shall report to, the Board of Directors of the Company (the “Board”).  Executive’s duties and responsibilities as President and CEO shall include all those customarily attendant to the position of President and CEO and as may be assigned from time to time by the Board, as well as any duties and responsibilities relating to the transition of duties attendant to the position of VP of Global Sales and Marketing reasonably assigned to Executive by the Board.  Executive acknowledges and agrees that the change of Executive’s position from VP of Global Sales and Marketing to President and CEO shall not be treated as Good Reason under this Agreement or Executive’s Change of Control Agreement, dated September 13, 2006 and amended as of the date hereof (“COC Agreement”).  At all times, Executive shall devote Executive’s entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company, except as otherwise specifically approved in writing by or on behalf of the Board.  Effective upon the execution hereof, the Board shall appoint Executive to serve as a director of the Company until the next annual meeting of the shareholders of the Company.  Thereafter, during the Employment Term and any Renewal Term, upon each expiration of Executive’s term as a director, the Board shall nominate Executive as a nominee for director of the Company and shall use its best efforts to encourage the shareholders to elect Executive as a director of the Company.

1.2

Term of Employment.  The Company employs Executive, and Executive accepts employment by the Company, for a three (3) year term commencing on the date hereof (“Employment Term”), subject to earlier termination as hereinafter set forth in Article III. Following the expiration of the Employment Term, this Agreement shall be automatically renewed for successive one (1) year periods (collectively, “Renewal Terms”; individually, “Renewal Term”) unless, at least thirty (30) business days prior to the commencement of the third (3rd) year of the Employment Term or the current Renewal Term, either the Board or Executive, as the case may be, provides the other with a written notice of intention not to renew, in which case this Agreement shall terminate effective as of the end of the Employment Term or said Renewal Term, as applicable, or as otherwise agreed upon by Executive and the Board.  If this Agreement is renewed, the terms and conditions of this Agreement during such Renewal Term shall be the same as the terms and conditions in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the Board and Executive as evidenced in a written instrument signed by both the Company and Executive.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1

Base Salary.  During the Employment Term and any Renewal Term, the Company shall pay Executive an annual salary of Two Hundred Thousand Dollars ($200,000) (“Base Salary”), payable in accordance with the normal payroll practices and schedule of the Company.  Notwithstanding the foregoing, the Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) and, beginning on the first anniversary of the date hereof, shall be subject to annual adjustment based on the recommendation of the Compensation Committee if approved by the full Board.

2.2

Bonuses.  During the Employment Term and any Renewal Term, Executive will continue to be eligible to participate in the Company’s Management Incentive Bonus Plan on substantially the same terms as he currently participates or any successor plans for senior executives (“Bonus Plan”), the specifics of which are determined by the Compensation Committee and approved by the full Board.  For purposes of clarification, the Parties acknowledge and agree that (a) upon the execution hereof, the fourth (4th) quarter metrics for the current fiscal year under the current Bonus Plan shall apply, and (b) under such current Bonus Plan, the annualized bonus amount which Executive would be eligible to receive if one hundred percent (100%) of such Bonus Plan targets were met would be One Hundred Twenty-Five Thousand Dollars ($125,000).  In the event that the Board terminates or modifies in any material way the long-term incentive compensation component or any other component of the Bonus Plan, Executive shall receive the same treatment as other similarly situated executive employees.

2.3

Equity.

(a)

Grant of Options.  Simultaneous with the execution hereof, Executive will be granted options to purchase up to three hundred thousand (300,000) shares of the Company’s common stock pursuant to the terms and conditions of an Award Agreement between the Company and Executive in the form of the Company’s standard Award Agreement.  Such options shall be subject to the terms and conditions of such Award Agreement, including, without limitation, with respect to vesting and forfeiture.

(b)

Future Options.  During the Employment Term and any Renewal Term, Executive also shall be eligible to participate in stock option plans and grants, if any, that are offered to senior executive/officer employees of the Company.

2.4

Perquisites, Benefits and Other Compensation.  During the Employment Term and any Renewal Term and subject to the express provisions of this Article II, Executive will be entitled to receive perquisites and benefits provided by the Company to its senior executive employees, subject to the eligibility criteria related to such perquisites and benefits, and to such changes, additions, or deletions to such perquisites and benefits as the Company may make from time to time, as well as such other perquisites or benefits as may be specified from time to time at the sole discretion of the Board.

ARTICLE III

TERMINATION

3.1

Termination Not In Connection With A Change In Control.

(a)

Termination Without Cause.  Subject to Paragraph 3.2, below, the Board may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time without Cause (defined below).

(b)

Termination For Cause.  Subject to Paragraph 3.2, below, the Board may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time for Cause (defined below) by giving written notice to Executive stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Board may designate.  “Cause” shall mean any of the following:  (1) Executive has breached this Agreement in a material way, including, without limitation, a breach of the provisions of Article X, below, or has breached in a material way the fiduciary duty he owes to the Company or any other obligation or duty he owes to the Company under this Agreement, which breach remains uncured, if subject to cure, to the reasonable satisfaction of  the Board for thirty (30) calendar days after Executive receives written notice thereof from the Board; (2) Executive has committed gross negligence or willful misconduct in the performance of Executive’s duties for the Company; (3) Executive has failed in a material way to follow reasonable instructions from the Board, consistent with this Agreement, concerning the operations or business of the Company, which failure remains uncured, if subject to cure, to the reasonable satisfaction of the Board for thirty (30) calendar days after

Executive receives written notice thereof from the Board; (4) Executive has committed a crime the circumstances of which substantially relate to Executive’s employment duties with the Company; (5) Executive has misappropriated or embezzled funds or property of the Company or engaged in any material act of dishonesty; and (6) Executive has attempted to obtain a personal profit from any transaction in which the Executive knows or reasonably should know the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction.

(c)

Termination by Death or Disability.  Subject to Paragraph 3.2, below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death or a determination of Disability of Executive.  For purposes of this Agreement, “Disability” means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of Executive’s job with the Company, with or without a reasonable accommodation, for ninety (90) consecutive business days or one hundred twenty (120) business days in the aggregate during any 365-day period.  A determination of Disability shall be made by the Board, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Board, and Executive shall cooperate with any efforts to make such determination.  Any such determination shall be conclusive and binding on the Parties.  Any determination of Disability under this Paragraph 3.1I is not intended to alter any benefits any Party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

(d)

Termination by Retirement.  Subject to Paragraph 3.2, below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective upon Executive’s retirement in accordance with the Company’s retirement plan or policy should a retirement plan or policy for senior executives of the Company be adopted.

(e)

Termination by Resignation.  Subject to Paragraph 3.2, below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately upon Executive’s provision of thirty (30) days’ prior written notice to the Board of resignation from employment with the Company or at such other time as may be mutually agreed between the Parties following the provision of such notice.

(f)

Termination for Good Reason.  Subject to Section 3.2, below, Executive may terminate his employment under this Agreement for Good Reason (defined below).  A termination shall only be for Good Reason if: (1) within ninety (90) calendar days of the initial existence of Good Reason, Executive provides written notice of Good Reason to the Board; (2) the Company does not remedy said Good Reason within thirty (30) calendar days of its receipt of such notice; and (3) Executive terminates his employment effective any time after the expiration of such 30-day remedy period prior to the date that is two (2) years after the initial existence of Good Reason, or if sooner, during the Employment Term or Renewal Term, as applicable.  “Good Reason” shall mean the occurrence of any of the following without the written consent of Executive: (a) the Company has breached this Agreement in a material way, which breach remains uncured, if subject to cure, for thirty (30) calendar days after the Board receives written notice thereof from Executive; (b) a material diminution in Executive’s Base Salary; (c) a material diminution in Executive’s authority, duties, or responsibilities; or (d) a material change in the geographic location at which Executive must perform his services, provided such new location is more than fifty (50) miles from the location where Executive is required to perform services prior to the change.

3.2

Rights Upon Termination Not In Connection With A Change In Control.

(a)

Paragraph 3.1(a), Paragraph 3.1(c) and Paragraph 3.1(f) Termination.  If Executive’s employment is terminated pursuant to Paragraph 3.1(a), Paragraph 3.1(c), or Paragraph 3.1(f), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive the following: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination; (2) any earned but unpaid bonus due to Executive as of the effective date of termination; (3) with respect to a termination pursuant to Paragraph 3.1(a) or Paragraph 3.1(f), above, Executive’s Base Salary, at the rate in effect at the time of termination, for one (1) year following the effective date of termination; (4) with respect to a termination pursuant to Paragraph 3.1(a) or Paragraph 3.1(f), above, a bonus for the remainder of the Employment Term or current Renewal Term, as the case may be, which bonus shall be equal to (A) the product of (i) the average of Executive’s annual bonus received pursuant to the Company’s Bonus Plan for the three fiscal years of the Company ending prior to the effective date of termination, multiplied by (ii) a fraction, the numerator of which is the actual number of days Executive was employed by the Company during the Employment Term or current Renewal Term and the denominator of which is the total number of days in the Employment Term or current Renewal Term, less (B) any payment previously made by the Company, if any, with respect to the current year’s Management Incentive Bonus; and (5) with respect to a termination pursuant to Paragraph 3.1(a) or Paragraph 3.1(f), above, acceleration of all outstanding unvested options held by Executive as of the effective date of termination.  Payment of the amounts specified in (3) and (4), above, shall be made in equal monthly installments based on the remainder of the Employment Term or current Renewal Term; provided, however, that if the end of the Employment Term or current Renewal Term is later than September 15 of the calendar year following the calendar year of the effective date of termination, all remaining monthly installments shall be paid to Executive in a lump sum on September 15 of the calendar year following the calendar year of the effective date of termination. Notwithstanding the foregoing, the payment and receipt of the benefits specified in (3), (4) and (5) are contingent upon Executive’s execution of a written severance agreement (in a form satisfactory to the Board) containing, among other things, a general release of claims against the Company, except if this Agreement is terminated due to the death of Executive.

(b)

Paragraph 1.2, Paragraph 3.1(b) and Paragraph 3.1(e) Terminations.  If Executive’s employment is terminated pursuant to Paragraph 3.1(b), above, Executive resigns pursuant to Paragraph 3.1(e), above, or if either the Company (at the direction of the Board) or Executive fails to renew this Agreement pursuant to Paragraph 1.2, above, Executive shall have no further rights against the Company hereunder, except for the right to receive: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination; and (2) any earned but unpaid bonus due to Executive as of the effective date of termination.

(c)

Paragraph 3.1(d) Termination.  If Executive retires pursuant to Paragraph 3.1(d), above, Executive shall have no further rights against the Company hereunder, except for the right to receive: (1) any unpaid Base Salary with respect to the period prior to the effective date of termination; (2) any earned but unpaid bonus due to Executive as of the effective date of termination; and (3) any additional benefits provided for under the Company’s retirement plan or policy for senior executives, if any.

3.3

Termination In Connection With A Change In Control.  Should Executive’s employment be terminated upon the occurrence of or within two (2) years of a  “Change in Control”, as defined in Executive’s COC Agreement, the terms of such termination shall be governed exclusively by the COC Agreement and Executive shall not be entitled to receive any of the benefits provided for under this Article III.

ARTICLE IV

CONFIDENTIALITY

4.1

Confidentiality Obligations.  Executive will not, during the Employment Term and any Renewal Term, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company.  After the end, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Trade Secrets.  For a period of two (2) years following the end, for whatever reason, of Executive’s employment with the Company, Executive will not directly or indirectly use or disclose any Confidential Information.  Executive further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations; the Company’s Customers are third party beneficiaries of this promise.

4.2

Definitions.

(a)

Trade Secret.  The term “Trade Secret” has that meaning set forth under applicable law.  The term includes, but is not limited to, all computer source code created by or for the Company.

(b)

Confidential Information.  The term “Confidential Information” means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company’s competitors, generally.  Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c)

Exclusions.  Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by him prior to his employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of his employment without use of Confidential Information or Trade Secrets.

ARTICLE V

NON-COMPETITION

5.1

Restrictions on Competition During Employment.  During the Employment Term and any Renewal Term, Executive shall not directly or indirectly compete against the Company,

or directly or indirectly divert or attempt to divert Customers’ business from the Company anywhere the Company does or is taking steps to do business.

5.2

Post-Employment Non-Solicitation of Restricted Customers.  For two (2) years following termination of Executive’s employment with the Company, for whatever reason, Executive agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Company in the twelve (12) months preceding termination of Executive’s employment with the Company, or to directly or indirectly divert or attempt to divert any Restricted Customer’s business from the Company.

5.3

Post-Employment Restricted Services Obligation.  For two (2) years following termination of Executive’s employment with the Company, for whatever reason, Executive agrees not to provide Restricted Services to any Competitor.  During such two (2) year period, Executive also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services.

5.4

Definitions.

(a)

Customer.  The term “Customer” means any individual or entity for whom/which the Company has provided services or products or made a written or formal proposal to perform services or provide products.

(b)

Restricted Customer.   The term “Restricted Customer” means any individual or entity (i) for whom/which the Company provided services or products, and (ii) with whom/which Executive had contact on behalf of the Company or about whom/which Executive acquired non-public information in connection with his employment by the Company during the twenty-four (24) months preceding the end, for whatever reason, of Executive’s employment with the Company; provided, however, that the term “Restricted Customer” shall not include any individual or entity whom/which, through no direct or indirect act or omission of Executive, has terminated its business relationship with the Company.

(c)

Restricted Services.  The term “Restricted Services” means services of any kind or character comparable to those Executive provided to the Company during the twelve (12) months preceding the termination of Executive’s employment with the Company relating to: (i) providing electronic parts catalogs for manufacturers and/or to their dealers and distributors, via compact discs and/or on-line, related to manufactured equipment and their components in the following industry segments: outdoor power (i.e., commercial lawn care); power sports (i.e., motorcycles, snowmobiles, all terrain vehicles); marine (i.e., boats, personal water crafts); recreation vehicles; floor maintenance; auto/truck after-care; agriculture; and construction; (ii) providing on-line, direct mail, electronic mail or other marketing services to equipment manufacturers, distributors and dealers, in the aforementioned industry segments, aimed at helping them market their equipment and related products; and (iii) providing F&I (finance and insurance-type products) and services for dealerships, in the aforementioned industry segments, using an outsourced center approach, where the center performs the primary selling role on behalf of and in conjunction with each dealership, directly to their customers via on-line and telephone interaction.

(d)

Competitor.  The term “Competitor” shall include the following businesses: Snap-on Business Solutions; Dominion Enterprises; 50 Below; Channel Blade; and Enigma, and such businesses’ affiliates, successors and assigns, provided that such businesses are engaged in: (i) providing electronic parts catalogs for manufacturers and/or to their dealers and distributors, via compact discs and/or on-line, related to manufactured equipment and their components in the following industry segments: outdoor power (i.e., commercial lawn care); power sports (i.e., motorcycles, snowmobiles, all terrain vehicles); marine (i.e., boats, personal water crafts); recreation vehicles; floor maintenance; auto/truck after-care; agriculture; and construction; (ii) providing on-line, direct mail, electronic mail or other marketing services to equipment manufacturers, distributors and dealers, in the aforementioned industry segments, aimed at helping them market their equipment and related products; and (iii) providing F&I (finance and insurance-type) products and services for dealerships, in the aforementioned industry segments, using an outsourced center approach, where the center performs the primary selling role on behalf of and in conjunction with each dealership, directly to their customers via on-line and telephone interaction, at the time of Executive’s termination, for whatever reason.

ARTICLE VI

BUSINESS IDEA RIGHTS

6.1

Assignment.  The Company will own, and Executive hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Executive originates or develops whether alone or working with others while Executive is employed by the Company.  All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by United States Copyright Law.

6.2

Definition of Business Ideas.  The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates or develops, either alone or jointly with others, while Executive is employed by the Company and which are: (i) related to any business known to Executive to be engaged in or contemplated by the Company; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in substantial part using materials, labor, facilities or equipment furnished by the Company.

6.3

Disclosure.  While employed by the Company, Executive will promptly disclose all Business Ideas to the Board.

6.4

Execution of Documentation.  Executive, at any time during or after the Employment Term and any Renewal Term, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

ARTICLE VII

NON-SOLICITATION OF EMPLOYEES

During the Employment Term and any Renewal Term and for twelve (12) months thereafter, Executive shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee’s services to the Company.

ARTICLE VIII

EXECUTIVE DISCLOSURES AND ACKNOWLEDGMENTS

8.1

Confidential Information of Others.  Executive warrants and represents to the Company that he is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Executive from fully carrying out his duties as described under the terms of this Agreement.  Further, Executive warrants and represents to the Company that he has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2

Scope of Restrictions.  Executive acknowledges that during the course of his employment with the Company, he will gain knowledge of Confidential Information and Trade Secrets of the Company.  Executive acknowledges that the Confidential Information and Trade Secrets of the Company are necessarily shared with Executive on a routine basis in the course of performing his job duties and that the Company has a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith.  Accordingly, Executive acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill and property rights, and that the restrictions imposed will not prevent him from earning a living in the event of, and after, the end, for whatever reason, of his employment with the Company.

8.3

Prospective Employers.  Executive agrees, during the term of any restriction contained in Articles IV, V, VI, VII and VIII of this Agreement, to disclose this Agreement to any entity which offers employment to Executive.  Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Executive’s potential employers.

8.4

Third Party Beneficiaries.  Any Company affiliates are third party beneficiaries with respect to Executive’s performance of his duties under this Agreement and the undertakings and covenants contained in this Agreement and the Company and any of its affiliates enjoying the benefits thereof, may enforce this Agreement directly against Executive.  The terms Trade Secret and Confidential Information shall include materials and information of the Company’s affiliates to which Executive has access.

8.5

Survival.  The covenants set forth in Articles III, IV, V, VI, VII, VIII, and XI of this Agreement shall survive the termination of the Executive’s employment hereunder.

ARTICLE IX

RETURN OF RECORDS

Upon the end, for whatever reason, of his employment with the Company, or upon request by the Board at any time, Executive shall immediately return to the Board all documents, records and materials belonging and/or relating to the Company (except Executive’s own personnel and wage and benefit materials relating solely to Executive), and all copies of all such materials.  Upon the end, for whatever reason, of Executive’s employment with the Company, or upon request of the Board at any time, Executive further agrees to destroy such records maintained by him on his own computer equipment.

ARTICLE X

RELOCATION

The Parties acknowledge and agree that the successful performance of Executive’s duties and responsibilities hereunder is contingent upon Executive’s presence at the Company’s headquarters located in Milwaukee, Wisconsin on a consistent basis.  Accordingly, Executive hereby covenants and agrees to relocate his primary residence to the greater Milwaukee, Wisconsin area within nine (9) months of the date hereof.  For the avoidance of doubt, the Parties acknowledge and agree that as used herein the term “primary residence,” as it applies to Executive, shall have a meaning independent from Executive’s legal domicile.  In the event Executive completes such relocation within such nine (9) month period, the Company shall promptly reimburse Executive, after Executive’s delivery to the Board of a reasonably itemized invoice, for up to Thirty Thousand Dollars ($30,000) of Executive’s actual out-of-pocket moving expenses incurred in connection with such relocation.  In addition, during the period beginning on the date hereof and ending on the earlier of the date Executive completes such relocation or the nine (9) month anniversary of the date hereof, the Company shall continue to reimburse Executive for (a) Executive’s actual out-of-pocket airfare and rental car expenses incurred in connection with Executive’s commute between the greater Atlanta, Georgia area and the greater Milwaukee, Wisconsin area, and (b) up to One Thousand Dollars ($1,000) per calendar month of Executive’s actual out-of-pocket housing expenses (not to include meals and other incidentals), all in accordance with the Company’s applicable expense reimbursement policies.

ARTICLE XI

INDEMNITY

11.1

Indemnification By Company.  To the extent permitted by applicable law, the Company shall indemnify Executive if Executive is, or is threatened to be, made a party to an action, suit or proceeding (other than by the Company) by reason of the fact that Executive is or was a director or officer of the Company, unless liability was incurred because Executive breached or failed to perform a duty that Executive owes to the Company and such breach or failure constitutes: (1) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which Executive has a material conflict of interest; (2) a violation of the criminal law, unless Executive had reasonable cause to believe that his conduct was lawful and Executive had no reasonable cause to believe such conduct was unlawful; (3) a transaction from which Executive derived an improper personal profit; or (4) willful misconduct.

11.2

Indemnification By Executive.  Executive agrees to indemnify and hold harmless the Company against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and costs), judgments and settlements of amounts paid in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation arising out of or pertaining to: (1) unlawful intentional acts committed by Executive in the conduct of the Company’s business; (2) any willful gross negligence committed by Executive other than in the conduct of the Company’s business; and (3) any tax deductions Executive may claim for expenses incurred or claim to have been incurred in connection with Executive’s duties hereunder.

11.3

Insurance.  Notwithstanding the foregoing, the indemnification provided for in this Article XI shall only apply to any costs or expenses incurred by indemnitees which are not covered by applicable liability insurance.  If this Article XI is interpreted to reduce insurance coverage to which an indemnitee would otherwise be entitled in the absence of this provision, this provision shall be deemed inoperative and not part of this Agreement.  This Article XI shall survive the termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1

Notice.  Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested), sent by courier (confirmed by receipt), or telefaxed (confirmed by telefax confirmation) and addressed as follows (or to such other address as the addressed Party may have substituted by notice pursuant to this Paragraph 12.1):

To the Company:

ARI Network Services, Inc.

Director of Human Resources

11425 West Lake Park Drive

Milwaukee, WI  53224-3025

Fax: +1 (414) 973-4618

To Executive:

Roy W. Olivier

7900 North 107th Street, #5

Milwaukee, WI 53224

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

12.2

Entire Agreement; Amendment; Waiver.  This Agreement (including the COC Agreement and any documents referred to herein) sets forth the entire understanding of the Parties hereto with respect to the subject matter contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement except as provided for in Paragraph 3.3.  This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties hereto.  Any extension or waiver by any Party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  For purposes of the foregoing two (2) sentences, the Parties acknowledge and agree that any such written instrument to be signed by the Company shall require the signature of a representative of the Company duly authorized by the Board to bind the Company to the terms of such written instrument.

12.3

Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

12.4

Assignability.  This Agreement is personal to the Executive, and the Executive may not assign or delegate any of the Executive’s rights or obligations hereunder without first obtaining the written consent of the Board.  The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  If such succession or assignment does not take place, and if this Agreement is not otherwise binding on the Executive’s successors or assigns by operation of law, the Executive is entitled to compensation from the Company in the same amount and on the same terms as provided for in this Agreement.  This Agreement shall be binding on and inure to the benefit of each Party and such Party’s respective heirs, legal representatives, successors and assigns.

12.5

Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

12.6

Attorneys’ Fees.  Executive is entitled to reimbursement for reasonable legal expenses incurred in connection with drafting and negotiating this Agreement up to a cap of Ten Thousand and No/100 Dollars ($10,000.00).  Such reimbursement shall be paid within sixty (60)

days of Executive’s submission of relevant invoices and/or receipts to the Board, provided Executive submits such documentation to the Board within six (6) months of receiving such invoice.

12.7

Injunctive Relief.  The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

12.8

Waiver of Breach.  The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

12.9

Severability.  If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

12.10

Consideration.  Execution of this Agreement is a condition of Executive’s employment with the Company and Executive’s employment and other benefits provided for herein by the Company constitutes the consideration for Executive’s undertakings hereunder.

12.11

Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

12.12

Authority to Bind the Company.  The Company represents and warrants that the undersigned representative of the Company has the authority of the Board to bind the Company to the terms of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

EXECUTIVE:

/s/ Roy W. Olivier

Roy W. Olivier

ARI NETWORK SERVICES, INC.

By: /s/ Brian E. Dearing

       Brian E. Dearing, Chief Executive Officer and

       Chairman of the Board